Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO sjanusek@reddyice.com
800-683-4423

REDDY ICE REPORTS FOURTH QUARTER

AND FULL YEAR 2009 RESULTS

FEBRUARY 19, 2010 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (NYSE: FRZ) today reported financial results for the fourth quarter and full year ended December 31, 2009.

Revenues for the fourth quarter of 2009 were $54.7 million, compared to $57.9 million in the same quarter of 2008.  The Company’s net loss was $2.0 million in the fourth quarter of 2009, compared to a net loss of $9.8 million in the same period of 2008.  Net loss per share was $0.09 in the fourth quarter of 2009 compared to a net loss per share of $0.44 in the same period of 2008.  Included in the fourth quarter 2009 results are a $5.0 million insurance recovery, net of costs, related to the ongoing antitrust investigations and related litigation and a $0.6 million net gain realized in connection with an acquisition.  Included in the fourth quarter 2008 results were $3.6 million of costs related to the antitrust investigations and related litigation.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and the effects of certain other items was $1.9 million in the fourth quarter of 2009 versus $2.0 million in the same period of 2008.  Available Cash for the fourth quarter of 2009 was negative $3.4 million compared to negative $2.1 million in the same period of 2008.  A discussion regarding the presentation of Adjusted EBITDA and Available Cash in this press release, including reconciliations of Adjusted EBITDA to EBITDA and net income (loss) and the calculation of Available Cash, is set forth below in the section titled, “SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION.”

“Our fourth quarter results continued to be adversely impacted by general economic conditions and unfavorable weather patterns,” commented Chairman of the Board, Chief Executive Officer and President Gilbert M. Cassagne.  “However, we are continuing to pursue growth and efficiency opportunities and expect those efforts to contribute to our results in 2010.”

Revenues for the full year of 2009 were $312.3 million, compared to $329.3 million in 2008.  The Company’s net income was $4.2 million for the full year 2009, compared to a net loss of $120.4 million in 2008.  Diluted net income per share was $0.19 for the full year 2009, compared to a net loss per share of $5.47 in 2008.  Included in the full year 2009 results are a $0.9 million insurance recovery, net of costs, related to the ongoing antitrust investigations and related litigation and a $0.6 million net gain realized in connection with an acquisition.  Included in the results for the full year 2008 are a gain of $17.0 million related to the termination of the merger agreement between the Company and affiliates of GSO Capital Partners LP (“GSO”) on January 31, 2008, a gain of $1.0 million related to the settlement of a property insurance claim,

$15.5 million of costs related to the ongoing antitrust investigations and related civil litigation, $0.8 million of costs related to the GSO transaction and the related stockholder litigation and a non-cash charge of $149.9 million related to the impairment of assets in the third quarter.  The non-cash asset impairment charge is comprised primarily of $149.7 million reduction in the value of the Company’s goodwill recognized in the three months ended September 30, 2008.  The evaluation of the Company’s goodwill and resulting write-down was triggered by the decline in the Company’s stock price during the three months ended September 30, 2008.

Adjusted EBITDA was $65.8 million for the full year of 2009 versus $68.5 million in 2008. Available Cash for the full year of 2009 was $28.7 million compared to $50.8 million in 2008.

In the fourth quarter of 2009, one acquisition was completed with an aggregate acquisition cost of approximately $1.1 million.  Annual revenues and Adjusted EBITDA associated with this acquisition were approximately $1.7 million and $0.4 million, respectively.  The Company continues to evaluate acquisition opportunities as part of its ongoing acquisition strategy.

CONFERENCE CALL

The Company has scheduled a conference call for today, Friday, February 19, 2010 at 10:00 a.m. Eastern time.  To participate, dial 800-860-2442 ten minutes prior to the start time, referencing confirmation code 437951.  A telephonic replay will be available through February 26, 2010 and may be accessed by calling 877-344-7529 and using the confirmation code above.  A live webcast and archived replay of the conference call can also be accessed on the Company’s website at www.reddyice.com.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 33 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary in-store bagging technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.   Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

— Financial Tables Follow —

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands, except per share amounts)

Revenues	$54,740	$57,930	$312,331	$329,298
Cost of sales (excluding depreciation)	40,687	42,461	198,241	214,905
Depreciation expense related to cost of sales	5,618	5,126	21,406	20,796
Gross profit	8,435	10,343	92,684	93,597
Operating expenses	12,692	12,446	50,782	47,550
Depreciation and amortization expense	1,855	1,765	7,066	6,715
Loss on dispositions of assets	1,727	1,567	2,329	1,869
Impairment of goodwill and long-lived assets	—	—	—	149,905
Gain on diesel hedge	—	—	(581)	—
Cost of antitrust investigations and related litigation, net of insurance proceeds	(4,966)	3,597	(891)	15,524
Transaction costs related to merger agreement	—	(114)	—	835
Gain on property insurance settlement	—	—	—	(1,036)
Income (loss) from operations	(2,873)	(8,918)	33,979	(127,765)
Interest expense	(6,093)	(8,184)	(26,802)	(31,893)
Interest income	9	212	133	825
Gain on bargain purchase, net of acquisition costs	582	—	582	—
Gain on termination of merger agreement	—	—	—	17,000
Income (loss) before income taxes	(8,375)	(16,890)	7,892	(141,833)
Income tax (expense) benefit	6,350	7,102	(3,658)	21,402
Net income (loss)	$(2,025)	$(9,788)	$4,234	$(120,431)

Basic net income (loss) per share:
Net income (loss)	$(0.09)	$(0.44)	$0.19	$(5.47)
Weighted average common shares outstanding	22,579	22,064	22,364	22,025

Diluted net income (loss) per share:
Net income (loss)	$(0.09)	$(0.44)	$0.19	$(5.47)
Weighted average common shares outstanding	22,579	22,064	22,537	22,025

Cash dividends declared per share	$—	$—	$—	$0.84

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

OTHER SUPPLEMENTAL INFORMATION

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands)

Packaged ice revenues	$52,917	$56,036	$303,845	$321,299
Other ice revenues	1,823	1,894	8,486	7,999
Total revenues	$54,740	$57,930	$312,331	$329,298

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	December 31,
	2009	2008
	(in thousands)

Cash and cash equivalents	$44,649	$39,684
All other current assets	42,930	45,365
Total assets	455,665	454,559

Accounts payable and accrued expenses	$27,156	$35,592
Total current and non-current debt (including revolving credit facility)	390,602	390,500
Total stockholders’ equity	8,796	872
Total liabilities and stockholders’ equity	455,665	454,559

SUPPLEMENTAL DISCLOSURE REGARDING NON-GAAP FINANCIAL INFORMATION

EBITDA represents the Company’s consolidated net income (loss) before income taxes, interest and depreciation and amortization.  Adjusted EBITDA represents EBITDA as further adjusted to give effect to unusual items, non-cash items, Reddy Ice Holdings, Inc. (“Reddy Holdings”) gains and expenses and other adjustments set forth below, such additional adjustments being required to calculate covenant ratios and compliance under the Company’s credit facility.  EBITDA and Adjusted EBITDA are not presentations made in accordance with generally accepted accounting principles (“GAAP”) and are not measures of financial condition or profitability. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for “net income (loss)”, the most directly comparable GAAP financial measure, as an indicator of operating performance.

By presenting Adjusted EBITDA, the Company intends to provide investors with a better understanding of its core operating results to measure past performance as well as prospects for the future.  The Company evaluates operating performance based on several measures, including Adjusted EBITDA, as the Company believes it is an important measure of the operational strength of its business.  Furthermore, the additional adjustments included in the calculation of Adjusted EBITDA are required to calculate covenant ratios and compliance under the Company’s credit facility, including Reddy Ice Corporation’s ability to pay dividends to Reddy Holdings to fund cash interest payments on its senior discount notes and any dividends paid to its stockholders.

Adjusted EBITDA as we have presented it may not be comparable to similarly titled measures used by other companies.  Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs, as it excludes certain financial information when compared to “net income (loss)”.  Users of this financial information should consider the types of events and transactions which are excluded.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands, unaudited)

Net income (loss)	$(2,025)	$(9,788)	$4,234	$(120,431)
Depreciation expense related to costs of sales	5,618	5,126	21,406	20,796
Depreciation and amortization expense	1,855	1,765	7,066	6,715
Interest expense	6,093	8,184	26,802	31,893
Interest income	(9)	(212)	(133)	(825)
Income tax expense (benefit)	(6,350)	(7,102)	3,658	(21,402)
EBITDA	5,182	(2,027)	63,033	(83,254)
Other non-cash charges:
Stock-based compensation expense	289	(1,056)	1,951	1,611
Loss on dispositions of assets	1,727	1,567	2,329	1,869
Loss on diesel hedge	290	—	—	—
Gain on property insurance settlement	—	—	—	(1,036)
Impairment of goodwill and long-lived assets	—	—	—	149,905
Gain on bargain purchase, net of acquisition costs	(582)	—	(582)	—
Reddy Holdings items:
Cost of antitrust investigations and related litigation, net of insurance recoveries (a)	(4,966)	3,597	(891)	15,524
Transaction costs related to merger agreement (a)	—	(114)	—	835
Gain on termination of merger agreement (a)	—	—	—	(17,000)
Adjusted EBITDA	$1,940	$1,967	$65,840	$68,454

(a)          Represents the elimination of (i) the costs incurred in connection with the ongoing antitrust investigations and related litigation, net of insurance recoveries, (ii) the costs related to the GSO transaction and the related stockholder litigation and (iii) the gain recognized in connection with the termination of the merger agreement with affiliates of GSO on January 31, 2008.  The gain related to the termination of the merger agreement is excluded from Adjusted EBITDA for purposes of the Company’s credit facility as the proposed acquisition was of Reddy Holdings.  The costs related to GSO merger agreement and the antitrust investigations and related litigation are excluded from the calculation of Adjusted EBITDA as these costs have been paid by Reddy Holdings.  Reddy Holdings is currently paying these costs with the excess cash remaining from the initial public offering of its common stock in August 2005, the funds paid to Reddy Holdings by affiliates of GSO in February 2008 in connection with the termination of the merger agreement and proceeds from insurance recoveries.

The Company’s credit agreement requires that pro forma effect be given to certain items, such as acquisitions and dispositions of businesses and the purchase of leased assets, when calculating Adjusted EBITDA.  The following table sets forth the calculation of pro forma Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(in thousands, unaudited)

Adjusted EBITDA	$1,940	$1,967	$65,840	$68,454
Acquisition adjustments (a)	(188)	(100)	405	530
Elimination of lease expense (b)	—	5	—	42
Pro forma adjusted EBITDA	$1,752	$1,872	$66,245	$69,026

(a)          Represents the incremental Adjusted EBITDA of acquired businesses as if each acquisition had been consummated on the first day of the period presented.  All acquisitions included herein were consummated on or before December 31, 2009.

(b)         Represents the elimination of historical lease expense resulting from the purchase of certain leased real estate in the fourth quarter of 2008.

Available Cash is a defined term in the Company’s credit agreement and is a key measure in evaluating Reddy Ice Corporation’s ability to pay dividends to Reddy Holdings to fund cash interest payments on its senior discount notes and any dividends to its stockholders.  Available cash for the three and twelve month periods ended December 31, 2009 and 2008 is calculated as follows:

	Three Months Ended		Year Ended
	December 31,		December 31
	2009	2008	2009	2008
	(in thousands, unaudited)

Adjusted EBITDA	$1,940	$1,967	$65,840	$68,454
Less:
Cash paid for interest expense, net	1,813	3,500	12,561	15,359
Cash paid for income taxes	—	174	658	1,145
Capital expenditures, net of applied proceeds from dispositions	3,549	360	23,875	1,160
Principal repayments of indebtedness	—	—	—	20
Available Cash	$(3,422)	$(2,067)	$28,746	$50,770